MERRILL LYNCH NATURAL RESOURCES TRUST

CERTIFICATION OF AMENDMENT

TO DECLARATION OF TRUST

        The undersigned, constituting a majority of the Trustees of Merrill Lynch Natural Resources Trust (the “Trust”), a Massachusetts business trust, hereby certify that the Trustees of the Trust have duly adopted an amendment to the Trust’s Declaration of Trust, changing the name of the Trust from “Merrill Lynch Natural Resources Trust” to “BlackRock Natural Resources Trust”, and all references to the name of the Trust in the Declaration are hereby accordingly amended.

        This Certification of Amendment shall become effective on                      , 2006.

        IN WITNESS WHEREOF, the undersigned, constituting a majority of the Trustees, have signed this Certificate in duplicate original counterparts and have caused a duplicate original to be lodged among the records of the Trust as required by Article XI, Section 11.3(c) of the Declaration of Trust as of the      day of                     , 2006.

Robert C. Doll, Jr. (Trustee) 800 Scudders Mill Road Plainsboro, NJ 08536	Donald W. Burton (Trustee) South Atlantic Capital, Inc. 614 West Bay Street Tampa, FL 33606
John Francis O’Brien (Trustee) 762 South Street Needham, MA 02492	David H. Walsh (Trustee) P.O. Box 528 31 Knowles Heights Road North Truro, MA 02652
Fred G. Weiss (Trustee) 16450 Maddalena Place Delray Beach, FL 33446

        The Declaration of Trust establishing MERRILL LYNCH NATURAL RESOURCES TRUST, dated the 12th of April, 1985, a copy of which, together with all amendments thereto (the “Declaration”), is on file in the office of the Secretary of the Commonwealth of Massachusetts, provides that no Trustee, shareholder, officer, employee or agent of MERRILL LYNCH NATURAL RESOURCES TRUST shall be held to any personal liability, nor shall resort be had to their private property for the satisfaction of any obligation or claim or otherwise in connection with the affairs of said Trust but the “Trust Property” only shall be liable.